EXHIBIT 99.1

TPT Global Tech Explores Global Sports Betting Feature for VüMe Super App to Enhance Live Sports Broadcasts

Revolutionizing Sports Engagement and Entertainment on the VüMe Super app "VüMe Bets"

TPT Global Tech (OTC PINK:TPTW) is excited to announce that it is exploring the feasibility of introducing a global sports betting feature within the VüMe Super App. This initiative aims to revolutionize how users engage with their favorite sports by providing a seamless, secure, and integrated betting experience. Recognizing the significant revenue generated globally from mobile and internet betting, with the global online gambling market projected to reach $100.9 billion in 2024 and expected to grow to $153.57 billion by 2030, this new feature will seek to tap into a thriving market with the intent to position VüMe's as a premier Super app [oai_citation:1,Global Online Gambling Market Report 2023: Major Players] (https://finance.yahoo.com/news/global-online-gambling-market-report-144300946.html) [oai_citation:2,Online Gambling Market Size Worth $153.57 Billion By 2030](https://www.grandviewresearch.com/press-release/global-online-gambling-market).

The proposed sports betting feature is designed to significantly enhance user engagement by offering a dynamic and interactive platform. Users will be able to immerse themselves in the excitement of live games and place bets in real-time, thereby increasing overall app usage and extending engagement periods. Integrating sports betting with VüMe's existing functionalities will create a holistic ecosystem where users can watch live sports, interact with the community, and place bets - all within one app. This comprehensive approach caters to sports enthusiasts' desires for entertainment, interaction, and excitement.

Additionally, this new feature will open up fresh revenue streams through betting commissions, partnerships with betting services, and promotional activities, enhancing VüMe's profitability and financial sustainability. The sports betting feature is expected to boost user retention and loyalty by providing unique value propositions and continuous engagement opportunities. Users who enjoy betting are more likely to remain active and loyal to the platform, contributing to VüMe's growth.

Furthermore, integrating sports betting will set VüMe apart from other super apps by offering a niche yet popular feature, attracting new users and converting casual sports fans into regular app users. Combining betting with live broadcasts and social features will foster a vibrant community of sports enthusiasts. Users can share insights, discuss strategies, and celebrate wins together, enhancing the social aspect of the app and creating a loyal user base.

The synergy between live sports broadcasts and betting will create numerous cross-promotional opportunities. Special events, promotions, and exclusive offers during live broadcasts will drive betting activity, and vice versa, creating a mutually beneficial cycle of engagement. The sports betting feature is designed to evolve with user preferences and market trends. TPT Global Tech plans to expand its betting options, incorporate new sports, and innovate new betting formats, ensuring long-term growth and relevance.

"We are thrilled to explore the possibility of introducing sports betting to the VüMe Super App ecosystem," said Stephen J. Thomas III, CEO of TPT Global Tech. "This feature would not only enhance the user experience by providing a comprehensive and engaging platform for sports enthusiasts but also position VüMe for significant growth and differentiation in the market. Our users could enjoy watching live sports, interacting with their community, and placing bets all in one place. We believe this would revolutionize how fans engage with sports."

TPT Global Tech's exploration of the sports betting feature for VüMe highlights its commitment to pushing the boundaries of user engagement and entertainment, with intent to solidify VüMe's position as a leading super app in the market. By tapping into the global sports betting market, TPT Global Tech and its VüMe Super App platform is poised to leverage a substantial revenue stream, which the company believes will create shareholders value and excitement to its users worldwide.

About TPT Global Tech

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first Super App, VüMe Live technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptglobaltech.com.

For media or Investment inquiries, please contact: Rick@tptglobaltech.com

SOURCE: TPT Global Tech, Inc.